Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222986

CNL STRATEGIC CAPITAL, LLC

SUPPLEMENT NO. 1 DATED MARCH 8, 2018

TO THE PROSPECTUS DATED MARCH 7, 2018

We are providing this Supplement No. 1 to you in order to supplement our prospectus dated March 7, 2018. This supplement provides information that shall be deemed part of, and must be read in conjunction with, the prospectus. Capitalized terms used in this Supplement No. 1 have the same meanings in the prospects unless otherwise stated herein. The terms “we,” “our,” “us” and “company” refer to CNL Strategic Capital, LLC.

Declaration of Distributions

On March 7, 2018, our board of directors declared cash distributions on the outstanding shares of all classes of our common shares based on weekly record dates for the time period beginning on March 7, 2018 through and including March 27, 2018, as set forth below:

Distribution Record Date	Distribution Payment Date	Declared Distribution Per Share for Each Share Class
		Class FA	Class A	Class T	Class D	Class I
March 7, 2018	April 10, 2018	$0.020604	$0.020604	$0.016484	$0.018544	$0.020604
March 13, 2018	April 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
March 20, 2018	April 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038
March 27, 2018	April 10, 2018	$0.024038	$0.024038	$0.019231	$0.021635	$0.024038